Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

CM FINANCIAL

RIGHT NOTES SM

OVER $1,000,000 INVESTED

The word is out and the new GM Financial Right Notes investment program continues to grow.

As an officer of the company, we value your support and feedback regarding the Right Notes investment program. Thank you for sharing program information with your teams and we hope you’ll consider joining your colleagues who are already enjoying the benefits of Right Notes.

Learn more.

BENEFITS AT A GLANCE

Higher rates than most savings accounts

$500 minimum investment

24/7 access to your funds with no additional fees

Daily interest automatically reinvested monthly

Convenient online enrollment & investment management

Additional investments accepted at any time - including direct from payroll

For more information, check out our Frequently Asked Questions at rightnotes.com or call 1-844-556-1485.

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Questions or comments? Replies to this email address cannot be answered. Please contact Customer Service online or by phone at 1-844-556-1485.

Hours of Operation

Monday - Friday 8 a.m.-7 p.m. (ET)

GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.gmfinancial.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.